CFNB SECOND QUARTER EARNINGS DOWN AS LOWER

NON-INTEREST INCOME OFFSETS INCREASE IN NET INTEREST INCOME

NET INVESTMENT IN LEASE AND LOANS OF $604 MILLION UP 20% FROM YEAR EARLIER

IRVINE, CALIFORNIA, January 28, 2016 -- California First National Bancorp (NASDAQ: CFNB; “CalFirst”) net earnings of $1.6 million for the second quarter ended December 31, 2015 are down 56% from net earnings of $3.6 million for the second quarter of fiscal 2015.  For the six months ended December 31, 2015, net earnings decreased 45% to $3.3 million from $6.0 million for the first six months of fiscal 2015.  Diluted earnings per share for the second quarter of fiscal 2016 of $0.15 were 56% lower than $0.34 for the second quarter of fiscal 2015, while diluted earnings per share of $0.31 for the first six months of fiscal 2016 were down 45% from $0.58 per share for the same period of fiscal 2015.

2016 Second Quarter and Six Month Highlights

•          Momentum in commercial loans has boosted portfolio 34% since June 30, 2015 to $327 million at December 31, 2015, and commercial loans now account for over 54% of total lease and loan portfolio.

•          Total assets reach $819 million at December 31, 2015, 26% increase from December 31, 2014.

•          The volume of new originations in the second quarter lagged the prior year, however originations for the first six months of fiscal 2016 are up 19% from the prior year.

•          Higher funding costs are limiting the benefit of improved yield on leases and loans, but net interest income was still up 7% for the second quarter and 10% for first six months of fiscal 2016.

•          2016 net income decline largely due to prior year’s $2.7 million pre-tax gain on the settlement of claims filed in an antitrust case.

•          Focus on overhead in 2016 reduced second quarter non-interest expenses by 17% and 12% for the six months.

•          Non-performing assets decreased to 0.21% of total assets at December 31, 2015 following the $1.0 million write-down against one lease in bankruptcy.

•          Capital remains strong, with Tier 1 common equity ratio of 26.2%.

Selected Interest-Earning Asset and Interest-Bearing Liability Data

	Quarter Ending December 31,				Six Months Ending December 31,
(dollars in thousands)	2015		2014		2015		2014
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest-earning assets
Interest-earning deposits	$68,228	0.24%	$48,563	0.16%	$68,584	0.21%	$50,202	0.18%
Investment securities	91,575	2.07%	49,778	2.61%	87,161	2.10%	44,682	2.73%
Commercial loans	305,256	3.69%	174,507	3.65%	282,264	3.63%	156,221	3.63%
Net investment in leases	271,927	4.77%	318,479	4.74%	279,658	4.79%	315,768	4.74%
Total interest-earning assets	$736,986	3.57%	$591,327	3.87%	$717,667	3.57%	$566,873	3.87%
Interest-bearing liabilities
Deposits	$520,173	1.07%	$382,122	0.94%	$501,020	1.06%	$375,996	0.93%
Borrowings	48,250	0.36%	14,793	0.30%	45,125	0.36%	10,925	0.29%
Total interest-bearing liabilities	$568,423	1.01%	$396,915	0.92%	$546,145	1.00%	$386,921	0.91%

Net interest spread (1)		2.55%		2.95%		2.57%		2.96%
Net interest margin (2)		2.78%		3.25%		2.81%		3.25%

1) Net interest spread is the difference between average yield on interest-earning assets and average rate paid on interest-bearing liabilities.

2) Net interest margin represents net interest income as a percent of average interest-earnings assets.

Net Interest Income

Second Quarter 2016 total interest income increased 15% to $6.6 million from $5.7 million for the second quarter of fiscal 2015. This increase includes a $1.2 million, or 77%, increase in commercial loan income and $170,900 increase in investment income, offset by $533,400 decrease in finance income.

  The growth in commercial loan income reflected a 75% increase in average loan balances to $305.3 million from $174.5 million for the same period of the prior year, while the average yield increased 4 basis points to 3.69%.
  The decrease in finance income was due to a 15% decrease in average lease balances to $271.9 million offset only slightly by a 3 basis point improvement in the average yield.
  The 50% increase in investment income during the 2016 second quarter reflects a 63% increase in average cash and investment balances to $159.8 million. The average yield on cash and investments of 1.29% was down 11 basis points from the second quarter of fiscal 2015.
  During the second quarter of fiscal 2016, interest expense paid increased 58% to $1.4 million from $911,100, reflecting a 43% increase in the average balance of deposits and borrowings to $568.4 million and 9 basis point increase in average rate paid to 1.01%.
  The increased interest cost is largely due to a 13 basis point increase in average cost of deposits to 1.07% on a $138 million increase in average deposits, with the total funding cost increase tempered by a $33 million increase in average borrowings at an average rate of 0.36%.

For six months ended December 31, 2015, total interest income increased 17% to $12.8 million from $11.0 million for the same period of the prior year. This increase was due to a $2.3 million, or 81%, increase in commercial loan income, $777,300 decline in finance income and $332,600 increase in investment income.

•          Commercial loan income growth reflected an 81% increase in average loan balances to $282.3 million from $156.2 million while the average yield earned was unchanged at 3.63%.

•          Finance income declined 10% to $6.7 million, reflecting an 11% decrease in average lease balances to $279.7 million which offset a 6 basis point increase in average lease yield to 4.79%.

•          Investment interest income increased 51% to $988,400, reflecting a 64% increase in average cash and investment balances to $155.7 million offset by an 11 basis point drop in average yields to 1.27%.

•          During the first six months of fiscal 2016, interest expense paid increased 54% to $2.7 million from $1.8 million, reflecting a 41% increase in the average balance of deposits and borrowings to $546.1 million and 9 basis point increase in average rate paid to 1.00%.

•          The rise in interest cost for the first six months of fiscal 2016 includes a 13 basis point increase in average cost of deposits to 1.06% and a $125 million increase in average deposits, tempered by a $34 million increase in average borrowings at an average rate of 0.36%.

•          The decline in net interest spread and margin in fiscal 2016 is largely due to the increase in lower yielding commercial loans to 39% of interest earning assets from 28% for the first six months of fiscal 2015, and also reflects higher rates paid on deposits.

In fiscal 2016, the Company made a $575,000 provision for credit losses for the second quarter and $1.075 million for the first six months.  This compared to a $400,000 provision made during the second quarter of the prior year and $675,000 for the six months ended December 31, 2014. The higher 2016 provision supports the 34% growth in the loan portfolio since June 2015 and covered the $1.0 million write-down related to one lease in bankruptcy. As a result of the foregoing, net interest income after provision for credit losses for the second quarter of fiscal 2016 increased 3.5% to $4.6 million from $4.4 million for the second quarter of the prior year, while net interest income after provision for credit losses for the six months ended December 31, 2015 increased 6% to $9.0 million.

Non-interest income

For the second quarter ended December 31, 2015, non-interest income of $708,100 declined 85% from $4.7 million for the 2015 second quarter. The decline reflects the comparison to the prior year second quarter that benefitted from a $2.7 million recovery from the settlement of claims filed in antitrust litigation against certain manufacturers of thin-film transistor liquid display panels. Excluding that income, second quarter non-interest income for fiscal 2016 was still down by $1.2 million or 63% as a $322,800 gain on the sale of leases was down from $1.2 million recognized in the second quarter of fiscal 2015 which also included $437,700 of gains realized on investment securities.

For the six months ended December 31, 2015, non-interest income of $1.6 million was down 78% from $7.2 million reported for the first six months of fiscal 2015.  The decrease includes a $1.7 million decline in income recognized on leases reaching the end of term, a $736,300 decline in the gain on sale of leases from $1.3 million to $575,200 and the $2.7 million recovery from the settlement of claims discussed above.

Non-interest Expenses

The Company’s non-interest expenses of $2.7 million reported for the quarter ended December 31, 2015 declined by $572,400 or 17% from $3.3 million in the second quarter of fiscal 2015.  For the six months ended December 31, 2015, non-interest expenses of $5.2 million decreased 12.0% from $6.0 million for the same period of the prior year.  The decrease in expenses during both periods is due primarily to lower compensation and general and administrative expenses related to a smaller and transitioning sales organization.

Leases and Loans

Second quarter 2016 lease and loan bookings of $107.3 million increased 8% from $99.1 million booked the prior year. This included a 34% increase in loans booked to $62 million while lease bookings of $45.1 million were down 15% from $52.8 million the year before and offset some of the strong growth in loan bookings.

Six month 2016 lease and loan bookings of $199 million increased 5% from $189.9 million for the prior year period. Six month loan bookings of $128 million were up 79% while lease bookings dropped 40% to $70.7 million for the six months. The total lease and loan portfolio at December 31, 2015 increased 20% to $604.4 million from $502.0 million at December 31, 2014, and 12% from $541.8 million at June 30, 2015. Transactions in process increased 13% since June 30, 2015 to $35.4 million.

2016 second quarter lease and loan originations declined 27% from the second quarter of fiscal 2015, but six month originations were up 19%. Lease originations were down over 25% for both the second quarter and first six months of fiscal 2016, while a 22% decline in loan originations in the second quarter offset strong first quarter originations, resulting in a 33% increase for six month loan originations. As a result of the foregoing, the estimated backlog of approved lease and loan commitments of $108.8 million at December 31, 2015 is down 14% from $126.4 million at September 30, 2015, and $124.8 million at June 30, 2015 but just 1% below $109.8 million at December 31, 2014.

Investment Securities

Investment securities of $100.1 million at December 31, 2015 are up 18% from $84.5 million at June 30, 2015, and 76% from $56.8 million at December 31, 2014.  The increase in securities is primarily U.S. government agency mortgaged-backed securities.

California First National Bancorp is a bank holding company with lending and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This release contains forward-looking statements, which involve management assumptions, risks and uncertainties.  The statements in this document that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include expectations regarding backlog of lease and loan commitments and growth in interest income and lease and loan bookings.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements.  Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company’s actual results could differ materially from the results forecast in the forward-looking statements.  All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this release to reflect events or circumstances arising after the date hereof.  For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2015 Annual Report on Form 10-K.

CONTACT:

S. Leslie Jewett

ljewett@calfirstbancorp.com

949-255-0500

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings

(000's except per share data)

	Three months ended			Six months ended
	December 31,		Percent	December 31,		Percent
	2015	2014	Change	2015	2014	Change

Finance & loan income	$6,055	$5,370	12.8%	$11,831	$10,315	14.7%
Investment interest income	515	344	49.7%	988	656	50.6%
Total interest income	6,570	5,714	15.0%	12,819	10,971	16.8%

Interest expense on deposits & borrowings	1,439	911	58.0%	2,731	1,769	54.4%
Net interest income	5,131	4,803	6.8%	10,088	9,202	9.6%
Provision for credit losses	575	400	43.8%	1,075	675	59.3%
Net interest income after provision for credit losses	4,556	4,403	3.5%	9,013	8,527	5.7%

Non-interest income
Operating & sales-type lease income	110	66	66.7%	254	200	27.0%
Gain on sale of leases & leased property	525	1,342	(60.9)%	1,212	3,702	(67.3)%
Gain on sale of investment securities	-	438	(100.0)%	23	438	(94.7)%
Other-than-temporary impairment loss	-	-	0.0%	-	(91)	(100.0)%
Other fee income	73	2,819	(97.4)%	115	2,963	(96.1)%
Total non-interest income	708	4,665	(84.8)%	1,604	7,212	(77.8)%

Non-interest expenses
Compensation & employee benefits	1,942	2,426	(20.0)%	3,683	4,351	(15.4)%
Occupancy	169	158	7.0%	338	317	6.6%
Professional services	195	157	24.2%	378	305	23.9%
Other general & administrative	407	544	(25.2)%	844	984	(14.2)%
Total non-interest expenses	2,713	3,285	(17.4)%	5,243	5,957	(12.0)%

Earnings before income taxes	2,551	5,783	(55.9)%	5,374	9,782	(45.1)%

Income taxes	993	2,226	(55.4)%	2,091	3,766	(44.5)%

Net earnings	$1,558	$3,557	(56.2)%	$3,283	$6,016	(45.4)%

Basic earnings per common share	$0.15	$0.34	(56.2)%	$0.31	$0.58	(45.4)%
Diluted earnings per common share	$0.15	$0.34	(56.2)%	$0.31	$0.58	(45.4)%

Weighted average common shares outstanding	10,460	10,460		10,460	10,460
Diluted number common shares outstanding	10,460	10,460		10,460	10,460

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets

(000’s)

	December 31,	June 30,	Percent
	2015	2015	Change
ASSETS
Cash and short term investments	$66,248	$60,240	10.0%
Investment securities	100,145	84,546	18.5%
Net receivables	1,388	1,174	18.2%
Property for transactions in process	35,370	31,340	12.9%
Net investment in leases	277,612	298,324	(6.9)%
Commercial loans	326,826	243,462	34.2%
Income tax receivable	159	231	(31.2)%
Other assets	4,335	1,564	177.2%
Discounted lease rentals assigned to lenders	7,313	10,193	(28.3)%
	$819,396	$731,074	12.1%

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$2,114	$2,635	(19.8)%
Income taxes payable, including deferred taxes	9,346	11,944	(21.8)%
Deposits	552,832	471,906	17.1%
Borrowings	57,000	42,000	35.7%
Other liabilities	4,171	4,178	(0.2)%
Non-recourse debt	7,313	10,193	(28.3)%
Total liabilities	632,776	542,856	16.6%
Stockholders' Equity	186,620	188,218	(0.8)%
	$819,396	$731,074	12.1%